Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" and to the use of our report dated August 24, 2007, with respect to the financial statements of GetActive Software, Inc. included in Amendment No. 1 to the Registration Statement (Form S-1 Registration No. 333-145787) and related Prospectus of Convio, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Austin, Texas
October 10, 2007